Item 6.

                                         Exhibit 11
                                         ----------






                                                                    THREE MONTHS      SIX MONTHS
                                                                       ENDED             ENDED
COMPUTATION OF PER SHARE EARNINGS                                  MARCH 31, 1996   MARCH 31, 1996
                                                                   --------------   --------------

Net income                                                               $494,601         $978,359
                                                                       ==========       ==========

Weighted average common shares outstanding                              1,773,000        1,804,100


Common stock equivalents due to dilutive effect of stock options           43,200           43,200
                                                                           ------           ------

Total weighted average common shares and equivalents outstanding        1,816,200        1,847,300
                                                                        =========        =========

Earnings per common share and common share equivalent                       $0.27            $0.53
                                                                            =====            =====
